EXHIBIT 99.(c)

INVESTOR NEWS
FLORIDA PROGRESS CORPORATION

Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442


[CORPORATE LOGO OMITTED]

                 Public Service Commission Approves An Increase
                    In Florida Power Corporation's Fuel Costs

   ST. PETERSBURG, Florida, February 20, 1997 -- The Florida Public Service Commission's three-member fuel panel met to review Florida Power Corporation's regular six-month fuel adjustment request. Florida Power was seeking an increase of $5.26 per 1,000 kilowatt-hours, which would increase the typical monthly bill for residential customers from $83.39 to $88.65. The adjustment was based on replacement fuel costs for the extended maintenance outage of the Crystal River Nuclear Plant, higher oil and gas prices, contract buyout costs of certain cogeneration facilities and Florida Power's revenue decoupling program.

   The commission fuel panel made the following key decisions:

         o Approve the company's request to recover the higher replacement fuel costs through March 31, 1997, subject to review.

         o Approve the company's request to spread the under-recovery of fuel costs from prior periods over a 12-month period instead of the customary six months.

         o Exclude the costs related to the negotiated buyouts of two cogeneration contracts until the Commission formally reviews the buyout agreements in March. This adjustment will reduce the typical residential bill about $1.30 per 1,000 kilowatt-hours.

         o Establish a special docket to review the prudence of the replacement fuel costs for the extended outage at the Crystal River Nuclear Plant.

   As a result of decisions, the typical monthly bill residential customer will increase to $87.35, beginning April 1, 1997.

   Fuel costs are reviewed twice a year by the Public Service Commission. These costs take into account actual figures for the previous six months, as well as projected costs for the next six months. A "true-up" of these costs is included in any change to the fuel charge. Changes take effect every six-month period, starting on April 1 and October 1.

   Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.3 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.


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